Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary name	Jurisdiction of Incorporation or Organization
AMCC (UK) Limited	United Kingdom
Applied Micro Circuits Corporation France S.A.S.	France
AMCC Deutschland GmbH	Germany
AMCC Japan Co., Ltd.	Japan
Applied Micro Circuits Corporation Canada	Canada
AMCC Sales Corporation	Delaware
AMCC China, Inc.	Delaware
Law 1111 Limited	United Kingdom
AMCC Enterprise Corporation	Delaware
3Ware, Inc.	California
Applied Micro Circuits Corporation (AMCC) Vietnam	Vietnam
Applied Micro Circuits India Private Limited	India